Exhibit 12.1

Universal Health Realty Income Trust

Computation of Ratio of Earnings to Fixed Charges

(Dollar amounts in thousands)

Ratio of Earnings to Fixed Charges, as reflected on our financial statements, on a consolidated basis:	9 months ended September 30	12 months ended December 31
	2015	2014	2013	2012	2011	2010
Computation of Earnings:
Income from continuing operations	$19,339	$51,551	$13,169	$19,477	$73,794	$16,310
Equity in income of unconsolidated LLCs	(1,826)	(2,428)	(2,095)	(2,365)	(3,058)	(2,948)
Distribution of income from Unconsolidated LLCs, excluding gains	1,994	2,906	3,752	4,518	6,875	5,079
Gain on divestiture of real property	0	(13,043)	0	0	0	0
Gain on property exchange	(8,742)	0	0	0	0	0
Gain on divestiture of properties owned by unconsolidated LLCs, net	0	0	0	(8,520)	(35,835)	0
Gain on fair value recognition resulting from the purchase of minority interests in majority-owned LLCs, net	0	(25,409)	0	0	(28,576)	0
Fixed charges	6,263	8,491	7,552	7,848	2,402	1,939
Capitalized interest	0	0	0	0	0	0
Amortization of capitalized interest	0	0	8	15	15	15

Total Earnings	17,028	22,068	22,386	20,973	15,617	20,395
Computation of Fixed Charges:
Interest expense (a.)	6,157	8,376	7,472	7,768	2,402	1,939
Capitalized interest	0	0	0	0	0	0
Estimate of Interest portion of lease/rental expense	106	115	80	80	0	0
Amortization of debt issuance costs	0	0	0	0	0	0

Total fixed charges	6,263	8,491	7,552	7,848	2,402	1,939

Ratio of Earnings to Fixed Charges, as reflected on our financial statements, on a consolidated basis:	2.7	2.6	3.0	2.7	6.5	10.5

Ratio of Earnings to Fixed Charges, including the impact of our pro-rata share of the fixed charges incurred by the Unconsolidated LLCs:	9 months ended September 30	12 months ended December 31
	2015	2014	2013	2012	2011	2010
Computation of Earnings:
Income from continuing operations	$19,339	$51,551	$13,169	$19,477	$73,794	$16,310
Equity in income of unconsolidated LLCs	(1,826)	(2,428)	(2,095)	(2,365)	(3,058)	(2,948)
Distribution income of equity investees	1,994	2,906	3,752	4,518	6,875	5,079
Gain on divestiture of real property	0	(13,043)	0	0	0	0
Gain on property exchange	(8,742)	0	0	0	0	0
Gain on divestiture of properties owned by unconsolidated LLCs, net	0	0	0	(8,520)	(35,835)	0
Gain on fair value recognition resulting from the purchase of minority interests in majority-owned LLCs, net	0	(25,409)	0	0	(28,576)	0
Fixed charges	7,915	11,448	11,499	11,869	18,884	18,267
Capitalized interest	0	0	0	0	0	0
Capitalized interest of unconsolidated LLCs (pro-rata share)	0	0	(29)	(36)	0	(255)
Amortization of capitalized interest	0	0	8	15	15	15
Amortization of capitalized interest of unconsolidated LLCs (pro-rata share)	14	22	33	24	82	73

Total Earnings	18,694	25,047	26,338	24,982	32,181	36,541
Computation of Fixed Charges:
Interest expense (a.)	6,157	8,376	7,472	7,768	2,402	1,939
Interest expense of unconsolidated LLCs (our pro-rata share) (a.)	1,589	2,857	3,789	3,854	16,128	15,725
Capitalized interest	0	0	0	0	0	0
Capitalized interest of unconsolidated LLCs (our pro-rata share)	0	0	29	36	0	255
Estimate of interest portion of lease/rental expense	106	115	80	80	0	0
Estimate of interest portion of lease/rental expense of unconsolidated LLCs (pro-rata share)	63	100	129	131	354	348

	7,915	11,448	11,499	11,869	18,884	18,267
Ratio of Earnings to Fixed Charges, including the impact of our pro-rata share of the fixed charges incurred by the Unconsolidated LLCs:	2.4	2.2	2.3	2.1	1.7	2.0

(a.)	Includes amortization of debt issuance costs.